Exhibit 4.1
                                                           -------------------

                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of the day of March, 1998, between T Cell Sciences, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware with its principal offices at 119 Fourth Avenue, Needham, Massachusetts 02194, and the purchaser whose name and address is set forth on the signature page hereof (the "Purchaser").

     IN CONSIDERATION of the mutual covenants contained in this Stock Purchase Agreement, the Company and the Purchaser agree as follows:

     SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Stock Purchase Agreement, the Company has authorized the sale of up to twenty percent (20%) of its outstanding shares of common stock, par value $.001 per share of the Company (the "Common Stock"). The shares of Common Stock, and the Penalty Shares (as defined in Section 7.5) are referred to herein collectively as the "Shares."

     SECTION 2. Agreement to Sell and Purchase Shares.

         (a) At the Closing Date (as defined in Section 3), the Company will sell to the Purchaser, and the Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, ________ shares of Common Stock at the purchase price per Share of $______(the "Stock Purchase Price").

         (b) The Company proposes to enter into a similar form of Stock Purchase Agreement ("Other Stock Purchase Agreements") with certain other investors (the "Other Purchasers"). The Purchaser and the Other Purchasers are hereinafter sometimes collectively referred to as the "Purchasers," and this Stock Purchase Agreement and the Other Stock Purchase Agreements are hereinafter sometimes collectively referred to as the "Agreements."

     SECTION 3. Delivery of Shares on the Closing Date.

         (a) The closing for the purchase and sale of the shares of Common Stock (the "Closing") shall occur on approximately March 13, 1998 (the "Closing Date") at the offices of Anisfield Investments Ltd. c/o Kenneth Sirlin, P.C., the Trump Building, 40 Wall Street, 59th Floor, New York, New York 10005. On or prior to the Closing Date, the Purchaser shall have executed both the Stock Purchase Agreement and the Registration Statement Questionnaire. The Closing shall be when the following have occurred: (i) the Purchaser has placed an amount equal to the Stock Purchase Price multiplied by the number of shares of Common Stock, as set forth in Section 2 above (the "Aggregate Purchase Price"), in an escrow account established by Kenneth Sirlin, P.C. at Chase Manhattan Bank (the "Escrow


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Account"); and (ii) the Company shall have delivered to the Escrow Account one or more certificates for the shares of Common Stock to be issued to the Purchaser on the Closing Date. On the Closing Date, there shall be released from the Escrow Account to the Purchaser one or more certificates registered in the name of the Purchaser representing the number of shares of Common Stock as provided in Section 2 above, and all funds in the Escrow Account shall be released to the Company, pursuant to the Company's instructions. Stock certificates evidencing the shares of Common Stock will be delivered to each Purchaser on the Closing Date with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT OR
(II) RULE 144 OR 144A UNDER SUCH ACT OR ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO DISPOSITION OF SECURITIES."

The name(s) in which the stock certificates are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as part of Appendix I.

         (b) The Company's obligation to complete the purchase and sale of the shares of Common Stock and deliver such stock certificate(s) to the Purchaser on the Closing Date shall be subject to the following conditions, any one or more of which may be waived by the Company: (i) execution by the Purchaser of a Stock Purchase Agreement (including the Stock Certificate Questionnaire in Appendix I) and the Registration Statement Questionnaire, (ii) delivery by the Purchaser of the Aggregate Stock Purchase Price for the number of shares of Common Stock purchased as set forth in Section 2 above, to the Escrow Account; (iii) release to the Company of such funds held in the Escrow Account in the full amount of the Aggregate Stock Purchase Price for number of shares of Common Stock set forth in Section 2; and (iv) the accuracy of the representations and warranties made by the Purchasers and the fulfillment of those undertakings of the Purchasers to be fulfilled prior to the Closing Date.

         (c) The Purchaser's obligation to accept delivery of such stock certificates(s) and to pay for the shares of Common Stock evidenced thereby on the Closing Date shall be subject to the following conditions, any of which may be waived by the Purchaser: (i) the accuracy in all material respects as of the Closing Date of the representations and warranties made by the Company herein as if made on the Closing Date; (ii) the fulfillment in all material respects of those undertakings of the Company to be fulfilled prior to the Closing Date;
(iii) release from the Escrow Account to the Purchaser, against receipt by the Company of the Aggregate Stock Purchase Price simultaneously released from the Escrow Account, of the certificates for the number of shares of Common Stock as provided in Section 2; and (iv) receipt by the Purchasers of an opinion of counsel to the Company, dated as of the Closing Date and addressed to the Purchaser, in substantially the form attached hereto as Exhibit 1.

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The Purchaser's obligations hereunder are expressly not conditioned on the purchase by any or all of the Other Purchasers of the shares of Common Stock that they have agreed to purchase from the Company.

     SECTION 4. Representations, Warranties and Covenants. The Company hereby represents and warrants to, and covenants with, the Purchaser as follows:

     4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted.

     4.2 Authorized Capital Stock. As of December 31, 1997, the authorized capital stock of the Company consisted of (a) 50,000,000 shares of Common Stock, $.001 par value per share, of which 26,478,864 shares were validly issued and outstanding, fully paid and non-assessable; (b) 1,163,102 shares of Class B Preferred Stock, $2.00 par value per share, of which no shares were issued and outstanding; and (c) 3,000,000 shares of Class C Preferred Stock, $.01 par value per share, of which no shares were issued and outstanding. As of January 1, 1998, 8,552 shares of Common Stock were held in the treasury of the Company. When issued and delivered to the Purchaser by the Company against payment of the consideration set forth herein, the shares of Common Stock and the Additional Shares (as defined herein), if any, will be validly issued, fully paid and non-assessable.

     The Common Stock is authorized for trading on the Nasdaq National Market and no suspension of trading in the Common Stock is in effect.

     4.3 Due Execution, Delivery and Performance of the Agreements. The Company's execution, delivery and performance of the Agreements (a) have been duly authorized by all requisite corporate action by the Company, (b) will not violate any law or the Certificate of Incorporation or By-laws of the Company or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties or assets is bound as of the date hereof, and (c) will not result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever upon any properties or assets of the Company or any of its subsidiaries. Upon their execution and delivery, and assuming the valid execution thereof by the respective Purchasers, this Agreement will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in

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equity or at law) and except as the indemnification and contribution agreements of the Company in Section 7.11 hereof may be legally unenforceable.

     4.4 Additional Information. The Company represents and warrants that the information contained in the following documents, which the Company has furnished to the Purchaser, taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading as of the respective final dates of the documents.

         (a) the Company's Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 1996 (without exhibits);

         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

         (c) Notice to Shareholders and Proxy Statement for its Annual Meeting of Shareholders held May 13, 1997;

         (d)  the Company's Current Report on Form 8-K dated August 26, 1997;

         (e)  the Company's Press Release dated October 15, 1997 (1 of 2);

         (f)  the Company's Press Release dated October 15, 1997 (2 of 2);

         (g)  the Company's Press Release dated November 3, 1997;

         (h)  the Company's Press Release dated January 21, 1998; and

         (i)  the Company's Press Release dated February 23, 1998.

     4.5 No Material Change. There has been no material adverse change in the financial condition or business or results of operations of the Company since September 30, 1997.

     4.6 Approvals. No authorization, approval or consent of any governmental body or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Shares as contemplated by this Stock Purchase Agreement.

     4.7 Absence of Litigation. Except as disclosed in the documents referred to in Section 4.4, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the business,

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financial condition or results of operations of the Company and its subsidiaries taken as a whole or the transaction contemplated by this Stock Purchase
Agreement or any of the documents contemplated hereby or which would adversely affect in any material respect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under this Stock Purchase Agreement or any of such other documents.

     SECTION 5. Representations, Warranties and Covenants of the Purchaser.

         (a) The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of shares of Common Stock, including investments in securities issued by the Company and investments in development stage companies, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the shares of Common Stock; (ii) the Purchaser is acquiring the Shares pursuant to this Stock Purchase Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or in any arrangement or understanding with any other persons regarding the distribution of such Shares;
(iii) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder; (iv) the Purchaser has completed or caused to be completed the Prospective Investor Questionnaire, the Registration Statement Questionnaire and the Stock Certificate Questionnaire, each attached hereto as Appendix I and the answers thereto are true and correct as of the date hereof and will be true and correct as of the effective date of the Registration Statement; (v) the Purchaser has, in connection with its decision to purchase the number of shares of Common Stock set forth in Section 2 above, relied solely upon the representations and warranties of the Company contained herein; and
(vi) the Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; and (vii) that the Purchaser will hold the Shares for a period of thirty (30) days following the Closing Date.

         (b) The Purchaser hereby covenants with the Company not to make any sale of the Shares without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied or otherwise complying with the Securities Act, and the Purchaser acknowledges and agrees that the Shares are not transferable on the books of the Company unless the certificate submitted to the transfer agent evidencing the Shares is accompanied by (1) a separate certificate (i) in the form of Appendix II hereto, (ii) executed by an officer of, or other authorized person designated by, the Purchaser, and (iii) to the effect that (A) the Shares have been sold in accordance with the Registration Statement and (B) the requirement of delivering a current prospectus has been satisfied; (2) an opinion of counsel reasonably satisfactory to the Company stating that registration is not required under the Securities Act; or

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(3) evidence reasonably satisfactory to the Company that all applicable requirements of Rule 144 promulgated under the Securities Act with respect to such proposed transfer have been satisfied.

         (c) The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Stock Purchase Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Stock Purchase Agreement, and
(ii) upon the execution and delivery hereof, this Stock Purchase Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification and contribution agreements of the Purchaser in Section 7.11 hereof may be legally unenforceable.

         SECTION 6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Stock Purchase Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the shares of Common Stock delivered pursuant hereto shall survive for a period of one year following the execution of this Stock Purchase Agreement, the delivery to the Purchaser of the shares of Common Stock being purchased and the payment therefor.

     SECTION 7. Registration of the Shares; Compliance with the Securities Act.

     7.1 Registration Procedures.  The Company shall use its best efforts:

         (a) subject to Section 7.5 below, to prepare and file with the Commission within thirty (30) business days of the Closing Date a Registration Statement on Form S-3 (the "Registration Statement") for the resale of the Shares by the Purchaser from time to time through the automated quotation system of the Nasdaq National Market System or in privately-negotiated transactions;

         (b) to cause the Registration Statement to become effective as soon as possible after filing thereof, subject to receipt of necessary information from the Purchaser;

         (c) subject to Section 7.5 below, to promptly prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be

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              necessary to keep the Registration Statement effective for a period not exceeding the third anniversary of the Closing Date as is required for the intended method of distribution, or such shorter period which will terminate when all the Shares covered by such Registration Statement have been sold pursuant to such Registration Statement or withdrawn; provided, however, that in no event shall the Company be obligated to keep the Registration Statement effective once the Shares are no longer subject to restrictions as to volume under Rule 144 of the Securities Act of 1933, as amended;

         (d) to promptly furnish to the Purchaser with respect to the Shares registered under the Registration Statement (and to each underwriter, if any, of such Shares) such number of copies of the Registration Statement and any amendment thereof and of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act and such other documents as the Purchaser may reasonably request, in order to keep the Purchaser apprised of the progress of the registration process and to facilitate the public sale or other disposition of all or any of the Shares by the Purchaser; and

         (e) to promptly inform the Purchaser when any stop order by the Commission has been issued with respect to the Purchaser's Shares and use its best efforts to promptly cause such stop order to be withdrawn.

     A questionnaire related to the Registration Statement to be completed by the Purchaser is attached hereto as a part of Appendix I.

     7.2 State Securities Laws. The Company shall use its best efforts to promptly file documents required of the Company for normal blue sky clearance in states specified in writing by the Purchaser and reasonably required by the Purchaser in order to resell its Shares, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

     7.3 Expenses and No Brokers.

         (a) Expenses. The Company shall bear all expenses in connection with the procedures in paragraphs (a) through (e) of this Section 7.1, Section 7.2 and the registration of the Shares pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisors to the Purchaser, provided that the Company shall pay at the Closing, all of the attorneys fees and travel expenses incurred by Anisfield Investments Ltd. up to a maximum of $10,000 in connection with the placement of the shares.

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         (b) No Brokers. Neither the Company nor the Purchaser(s) have taken any action which would give rise to any claim by any person(s) or brokerage commissions, finder's fees or similar payments by the Company or the Purchaser(s) for the transaction contemplated herein, except for dealings with Anisfield Investments Ltd., whose fees will be paid by the Company.

     7.4 Listing. The Company shall use its best efforts to take such action as may be necessary to cause all Shares to be listed or otherwise eligible for full trading privileges on the Nasdaq National Market ("Nasdaq") or, if the Common Stock is not listed on Nasdaq, on such other securities exchange or quotation system on which the Common Stock is traded. The Company shall use its best efforts to continue the listing or trading privilege for all Shares on each such exchange or quotation system.

     7.5 Penalty for Delay of Registration Statement's Effective Date. In the event the Registration Statement has not become effective within 90 days after initial filing thereof, for each thirty (30) day period (a "Penalty Period") during which the Shares remain unregistered, the Company shall issue or pay, as applicable, to the Purchaser within three (3) trading days of the end of each such Penalty Period, at the Company's election, either: (i) a number of additional shares of Common Stock equal to 1 1/2% (the "Payment Amount") of the aggregate purchase price paid for all Shares purchased by such Purchaser hereunder, divided by the Market Value (as defined hereinafter), as of the last trading day of the Penalty Period, of a share of Common Stock (the "Penalty Shares") or (ii) a cash payment equal to the Payment Amount; provided, however, that in no event will the number of Shares issued pursuant to the Agreements in the aggregate exceed 19.9% of the total number of shares of Common Stock outstanding on the Closing Date (the "Maximum Percentage"), and if such number of Shares to be issued pursuant to the Agreements in the aggregate exceeds the Maximum Percentage, the Company shall pay the Purchaser a cash payment equal to the Market Value, as of the last trading day of the Penalty Period, of a share of Common Stock multiplied by the number of Penalty Shares which would have resulted in exceeding the Maximum Percentage; and provided further, however, that in no event shall the total amount of all payments under this Section exceed 7.5% of the aggregate purchase price paid for all shares purchased by such Purchaser hereunder, with Penalty Shares valued as of the date of issuance as provided herein. For purposes of this Agreement, the "Market Value" of a share of Common Stock shall be the average high and low sales prices of the Common Stock on the Nasdaq National Market on the last trading day in the relevant Penalty Period.

     7.6 Suspension of Registration Requirement.

         (a) The Company shall promptly notify the Purchaser of, and confirm in writing, the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose. The Company shall use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment.

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         (b) Notwithstanding anything to the contrary set forth in this
Agreement, the Company's obligation under this Agreement to file a Registration Statement and cause any filings with any state securities commission to be made and to use reasonable efforts to cause a Registration Statement or any such state securities commission filings to become effective or to amend or supplement a Registration Statement shall be suspended in the event and during such period pending negotiations relating to, or consummation of, a transaction or the occurrence of an event that would require additional disclosure of material information by the Company in the Registration Statement or such filing, as to which the Company has a bona fide business purpose for preserving confidentiality or which renders the Company unable to comply with SEC requirements (such circumstances being hereinafter referred to as a "Suspension Event") that would make it impractical or unadvisable to cause the Registration Statement or such filings to be made or to become effective or to amend or supplement the Registration Statement, but such suspension shall continue only for so long as such event or its effect is continuing but in no event will the total number of days of suspension exceed 120 days in any twelve month period (the period of any suspension, a "Suspension Period"). The Company shall notify promptly each of the Purchaser in writing of the existence of any Suspension Event.

         (c) The Purchaser agrees, if requested by the Company's underwriters or financial advisors (the "Advisors") in an offering of the Company's securities pursuant to a registration statement filed with the SEC (an "Offering"), not to effect any public sale or distribution of any shares of Common Stock of the Company, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during the 15-day period prior to, and during the 90-day period beginning on, the date of pricing of each Offering.

     7.7 Black-Out Period. Following the effectiveness of any Registration Statement and the filings with any state securities commissions, the Purchaser agrees that it will not effect any sales of any of the shares of Common Stock pursuant to the Registration Statement or any such filings at any time after it has received notice from the Company to suspend sales as a result of the occurrence or existence of any Suspension Event or any Offering, or so that the Company may correct or update the Registration Statement or such filing (a "Black-Out Period"); provided that the total number of days of all Black-Out Periods during any 12-month period shall not exceed 120. The Purchaser may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement or such filings following further notice to such effect from the Company, which notice shall be given by the Company as soon as practicable but in no event later than five (5) business days after the conclusion of any such Suspension Event.

     7.8 Additional Shares. The Company, at its option, may register, under any Registration Statement and any filings with any state securities commissions filed pursuant to this Agreement, any number of unissued shares of Common Stock or any shares of Common Stock owned by any other shareholder or shareholders of the Company.

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     7.9 Exchange of Legended Certificates. Following the effective date of the
Registration Statement, unless at such time a stop order is imposed by the Commission or the effectiveness of the Registration Statement is for any other reason suspended as permitted by Section 5(b) herein, all requirements with respect to legends on the certificates evidencing the Shares will cease to apply on the sale thereof, and certificated Shares without legends will be available to the Purchaser within three (3) trading days after the Company's receipt of a request for such unlegended certificates and Purchaser's surrender of the legend certificate to the Company's transfer agent.

     7.10 Transfer of Shares. The Purchaser agrees that it will not effect any disposition of the Shares or its right to purchase the Shares that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to in Section 7.1 or pursuant to an exemption from registration under the Securities Act. The Purchaser agrees that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Purchaser or its Plan of Distribution.

     7.11 Indemnification and Contribution.

         (a) The Company agrees to indemnify and hold harmless the Purchaser and its respective officers, directors, agents, representatives and affiliates (an "Indemnitee") from and against any losses, claims, damages or liabilities to which such Indemnitee may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus contained therein or in any information incorporated by reference therein, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will reimburse such Indemnitee for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, any such untrue statement or omission made in such Registration Statement, any preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Indemnitee specifically for use in preparation of the Registration Statement, or the failure of such Indemnitee to comply with the covenants and agreements contained in Sections 5(b) or 7.10 hereof respecting sale of the Shares or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Purchaser prior to the pertinent sale or sales by the Purchaser.

         (b) The Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the

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Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) that arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Sections 5(b) or 7.10 hereof respecting sale of the Shares, or any untrue statement of a material fact contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Registration Statement, provided, however, that such Purchaser shall not be liable in any such case to the extent that the Purchaser has furnished in writing to the Company information expressly for use in such Registration Statement or any amendment thereof or supplement thereto which corrected or made not misleading, information previously furnished to the Company prior to the filing of the Registration Statement, and if thereafter, has notified the Company of such information immediately upon its occurrence or the Purchaser's knowledge of its occurrence. The Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the liability of the Purchaser hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Shares giving rise to such indemnification obligation.

     Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.11, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (but the failure to so notify the indemnifying person will not relieve the indemnifying person from any liability except to the extent that the indemnifying person shall have been prejudiced as a result of the failure or delay in giving such notice), and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

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     If the indemnification provided for in this Section 7.11 from the indemnifying person is unavailable to an indemnified person hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying person, in lieu of indemnifying such indemnified person, shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying person and indemnified persons in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying person and indemnified persons shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying person or indemnified persons, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 7.11, any reasonable legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.11, no Purchaser shall be required to contribute any amount in excess of the dollar amount of the proceeds received by such Purchaser upon the sale of the Shares giving rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     7.12 Termination of Conditions and Obligations. The conditions precedent imposed by Section 5 or this Section 7 upon the transferability of the Shares shall cease and terminate as to any particular number of the Shares when such Shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Shares or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not reasonably necessary in order to comply with the Securities Act.

     7.13 Information Available. So long as the Registration Statement is effective covering the resale of Shares owned by the Purchaser, the Company will furnish to the Purchaser:

         (a) as soon as practicable after available (but in the case of the Company's Annual Report to Shareholders, within one hundred twenty
              (120) days
              after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a national firm of certified public accountants), (ii) if not included in substance in the Annual Report to Shareholders, its Annual Report on Form 10-K,
              (iii) its Quarterly Reports to Shareholders, (iv) if not included in substance in its Quarterly Reports to Shareholders, its quarterly reports on Form 10-Q, and (v) a full copy of the particular Registration Statement covering the Shares (the foregoing, in each case, excluding exhibits);

         (b) upon the reasonable request of the Purchaser, all exhibits excluded by the parenthetical to subparagraph (a)(v) of this
              Section 7.14 and all other information that is made available to shareholders; and

         (c) upon the reasonable request of the Purchaser, an adequate number of copies of the prospectuses to supply to any other party requiring such prospectuses.

     7.14 No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to the Purchaser to register the Shares.

     SECTION 8. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

         (a)  if to the Company, to:

                           T Cell Sciences, Inc.
                           119 Fourth Avenue
                           Needham, Massachusetts  02194
                           Attn: Chief Financial Officer

         (b)  with a copy mailed to:

                           Goodwin, Procter & Hoar  LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Attn:  Stuart M. Cable, Esq.

              or to such other person at such other place as the Company shall designate to the Purchaser in writing;

         (c) if to the Purchaser, at its address as set forth at the end of this Stock Purchase Agreement, or at such other address or addresses as may have been furnished to the Company in writing; and

         (d)  with a copy mailed to:

                           Anisfield Investments Ltd.
                           c/o Kenneth Sirlin, P.C.
                           The Trump Building
                           40 Wall Street
                           59th Floor
                           New York, New York 10005

     SECTION 9. Changes. This Stock Purchase Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

     SECTION 10. Headings. The headings of the various sections of this Stock Purchase Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Stock Purchase Agreement.

     SECTION 11. Severability. In case any provision contained in this Stock Purchase Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     SECTION 12. Governing Law. This Stock Purchase Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the federal law of the United States of America.

     SECTION 13. Counterparts. This Stock Purchase Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                      T CELL SCIENCES, INC.


                                      By:
                                         ---------------------------------------
Print or Type:                           Una S. Ryan, Ph.D., President and
                                         Chief Executive Officer

                                      [PURCHASERS]


                                      Name of Purchaser
                                        (Individual or Institution):

                                      ------------------------------------------



                                      Nameof Individual representing
                                        Purchaser (if an Institution):

                                      ------------------------------------------




                                     Title of Individual representing Purchaser:

                                     -------------------------------------------



Signature by:                         Individual Purchaser or Individual
                                        representing Purchaser:


                                      ------------------------------------------


                                      Address:
                                              ----------------------------------


                                      Telephone:
                                                --------------------------------


                                      Fax:
                                          --------------------------------------

                                                                      APPENDIX I
                                                                  (one of three)

                              T CELL SCIENCES, INC.

                       PROSPECTIVE INVESTOR QUESTIONNAIRE
                       ----------------------------------


     The Shares are being offered for sale to "accredited investors" as that term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Act").

     The undersigned entity certifies that it (and each managed account on whose behalf Investor Shares are being purchased by it) is an "accredited investor" because it is (check one or more items below):

----------  1.  a bank as defined in section 3(a)(2) of the Act whether acting in its individual or fiduciary capacity;

---------   2.  a savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its
                individual or fiduciary capacity;

---------   3.  a broker dealer registered pursuant to section 15 of the
                Securities Exchange Act of 1934, as amended;

---------   4.  an insurance company as defined in section 2(13) of the Act;

---------   5.  an investment company registered under the Investment Company
                Act of 1940, as amended (the "1940 Act");

---------   6.  a business development company as defined in section 2(a)(48) of the 1940 Act;

---------   7.  a Small Business Investment Company licensed by the U.S. Small
                Business Administration under section 301(c) or (d) of the Small
                Business Investment Act of 1958;

---------   8.  a plan established and maintained by a state or its political subdivision for the benefit of its employees, provided that such plan has total assets in excess of $5,000,000;

---------   9.  a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Investor Shares, with total assets in excess of $5,000,000;

---------  10.  an employee benefit plan within the meaning of Title I of the
                Employee Retirement Income Security Act of 1974 ("ERISA"), provided that the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, and the plan fiduciary is either a bank, savings and loan association, insurance company or registered investment adviser or provided that the employee benefit plan has total assets in excess of $5,000,000; or if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

---------  11.  a private business development company as defined in section
                202(a)(22) of the Investment Advisers Act of 1940;

---------  12.  an organization described in section 501(c)(3) of the Internal
                Revenue Code, not formed for the specific purpose of acquiring the Investor Shares, with total assets in excess of $5,000,000;

---------  13.  a director or executive officer, or general partner of the
                Company;

---------  14.  a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Investor Shares, and the purchase of the Investor Shares is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Act;

---------  15.  a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

---------  16.  a natural person who had an individual income in excess of
                $200,000 in each of 1994 and 1995 or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in 1996;

---------  17.  an entity in which all of the equity owners are accredited investors (described in any of (a) - (p) above).

                                              INVESTOR:


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                        ANNEX II
                                                                          Page 2

                                                                      APPENDIX I
                                                                  (two of three)

                              T CELL SCIENCES, INC.

                         STOCK CERTIFICATE QUESTIONNAIRE
                         -------------------------------


     Pursuant to Section 3 of the Stock Purchase Agreement, please provide us with the following information:


1.  The exact name that your Shares are
    to be registered in (this is the name
    that will appear on your stock
    certificate(s)). You may use a
    nominee name if appropriate:                       -------------------

2.  The relationship between the Purchaser
    of the Shares and the Registered Holder
    listed in response to item 1 above:                -------------------

3.  The mailing address of the Registered
    Holder listed in response to item 1 above:         -------------------

4.  The Social Security Number or Tax                  -------------------
    Identification Number of the Registered            -------------------
    Holder listed in response to item 1 above:         -------------------
                                                       -------------------

5.  The address, telephone and fax number of
    your escrow agent, and the name of a
    contact person:                                    -------------------

                                                                        ANNEX II
                                                                        --------
                                                                          Page 3

                                                                      APPENDIX I
                                                                (three of three)

                              T CELL SCIENCES, INC.

                      REGISTRATION STATEMENT QUESTIONNAIRE
                      ------------------------------------

     In connection with the preparation of the Registration Statement, please provide us with the following information:

     1. Pursuant to the "Selling Shareholder" section of the Registration Statement, please state your or your organization's name exactly as it should appear in the Registration Statement:


     2. Please provide the following information, as of ________________, 1998:


                 (1)                                     (2)
                                                    Number of shares
        Number of Shares                            if any, which will
        which are being                             be owned after
        included in the                             completion of sale
        Registration                                of Shares included
        Statement (if all                           in the Registration
        purchased, put all)                         Statement
        -------------------                         ---------


     2. Have you or your organization had any position, office or other material relationship within the past three (3) years with the Company or its affiliates other than as disclosed in the Prospectus included in the Registration Statement?

                  ___ Yes                            ___ No

     If yes, please indicate the nature of any such relationship below:

       ------------------------------------------------------------------

       ------------------------------------------------------------------

       ------------------------------------------------------------------

                                                                        ANNEX II
                                                                        --------
                                                                          Page 4


                                                                     APPENDIX II
Attention:

                   PURCHASER'S CERTIFICATE OF SUBSEQUENT SALE
                   ------------------------------------------

     The undersigned, [an officer of, or other person duly authorized by] _______________________ [fill in official name of individual or institution] hereby certifies that he/she [said institution] is the Purchaser of the shares evidenced by the attached certificate, and as such, sold such shares on ________________________________ [date] in accordance with registration statement number ______________________________ [fill in the number of or otherwise identify registration statement] and the requirement of delivering a current prospectus and current annual and quarterly reports by the Company has been complied with in connection with such sale.

Print or Type:

                  Name of Purchaser
                      (Individual or
                       Institution)                   __________________________

                  Name of Individual
                      representing
                      Purchaser (if an
                      Institution):                   __________________________

                  Title of Individual
                      representing
                      Purchaser (if an
                      Institution):                   __________________________

Signature by:

                  Individual Purchaser or
                      Individual representing
                      Purchaser:                      __________________________